Exhibit 16.2

February 3, 2005

Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read the statements made by Rackable Systems, Inc. (copy attached), which we understand will be filed with the Commission as part of Rackable Systems’ Registration Statement on Form S-1 on or about February 4, 2005, and have the following comments:

1.	We agree with the statements made in the first, fourth and fifth sentences of the first paragraph, and the second and fifth sentences of the second paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the second, third and sixth sentences of the first paragraph and the first, third and fourth sentences of the second paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

DISCLOSURE IN FORM S-1

CHANGE IN ACCOUNTANTS

Old Rackable’s independent registered public accounting firm was Deloitte & Touche LLP (“D&T”). On January 23, 2003, upon the recommendation of our board of directors, New Rackable engaged Ernst & Young LLP (“E&Y”) as New Rackable’s independent registered public accounting firm. The engagement with E&Y was formalized on September 3, 2003. The reports of D&T on the Predecessor’s financial statements for the fiscal years ended September 30, 2001 and 2002, contained no adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During the fiscal years ended September 30, 2001 and 2002, and through the date of the Rackable Purchase, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused them to make a reference to the subject matter of the disagreements in connection with their reports. Neither Old Rackable nor New Rackable consulted with E&Y on any financial or accounting reporting matters during the fiscal years ended September 30, 2001 and 2002 and through January 23, 2003.

On July 26, 2004, upon the recommendation of our board of directors, we dismissed E&Y as our independent registered public accounting firm. At the same time, upon the recommendation of our board of directors, we engaged D&T as our independent registered public accounting firm, which engagement was formalized on August 23, 2004. At the time of their dismissal, E&Y had not completed an audit of our or our Predecessor’s financial statements and, accordingly, has not issued any report on our or our Predecessor’s financial statements as of any date or for any period. During the period in which we had engaged E&Y, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make a reference to the subject matter of the disagreements in connection with their report. New Rackable did not consult with D&T on any financial or accounting reporting matters in the period between December 10, 2002, the date of incorporation of New Rackable, and the time of our engagement of D&T on August 23, 2004.